Exhibit 99.1

NEWS CORPORATION

UNAUDITED SCHEDULE OF RECLASSIFIED OPERATING SEGMENT DATA

FOR THE FISCAL YEAR ENDED JUNE 30, 2009

(IN MILLIONS)

News Corporation is filing its reclassified operating segment data for the fiscal quarters ended September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009 and the fiscal year ended June 30, 2009. This reclassification has no impact on previously reported consolidated statements of operations.

This information is provided solely for the convenience of News Corporation’s stockholders and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in News Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Securities and Exchange Commission on August 12, 2009.

	For the three months ended				Year ended
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	June 30, 2009
Segment Data:
Revenues:
Filmed Entertainment	$1,259	$1,485	$1,472	$1,720	$5,936
Television	829	1,135	1,149	938	4,051
Cable Network Programming	1,454	1,492	1,550	1,635	6,131
Direct Broadcast Satellite Television	969	922	924	945	3,760
Integrated Marketing Services	259	284	316	309	1,168
Newspapers and Information Services	1,705	1,505	1,248	1,400	5,858
Book Publishing	315	305	243	278	1,141
Other	719	743	471	445	2,378

Total revenues	$7,509	$7,871	$7,373	$7,670	$30,423

Operating income (loss):
Filmed Entertainment	$251	$112	$282	$203	$848
Television	83	(4,559)	7	83	(4,386)
Cable Network Programming	350	448	426	426	1,650
Direct Broadcast Satellite Television	165	10	63	155	393
Integrated Marketing Services	68	86	97	102	353
Newspapers and Information Services	134	(2,876)	7	72	(2,663)
Book Publishing	3	23	(38)	(4)	(16)
Other	(101)	(870)	(89)	(769)	(1,829)

Total operating income (loss)	$953	$(7,626)	$755	$268	$(5,650)